Exhibit 8(b)





                                      New York, New York
                                      October 22, 1997



   Upper Peninsula Energy Corporation
   600 Lake Shore Drive
   Houghton, Michigan 49931



             RE: Agreement and Plan of Merger, By and Between WPS Resources Corporation and Upper Peninsula Energy Corporation Dated as of July 10, 1997


   Ladies & Gentlemen:

             You have requested our opinion as to certain federal income tax consequences resulting upon the consummation of the merger of WPS Resources Corporation ("WPS") and Upper Peninsula Energy Corporation ("UPEN") which will be consummated pursuant to an Agreement and Plan of Merger, By and Between WPS Resources Corporation and Upper Peninsula Energy Corporation Dated as of July 10, 1997 (hereinafter the "Merger" and the "Merger Agreement" respectively). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement. This opinion is being furnished in accordance with Section 8.2(e) of the Merger Agreement.

             The opinions expressed herein are based solely upon current law, including the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations promulgated or proposed thereunder, current positions of the Internal Revenue Service contained in published Revenue Rulings and Revenue Procedures, other current administrative positions of the Internal Revenue Service and existing judicial decisions, all as of the date hereof. It should be noted that such statutes, regulations, judicial decisions and administrative interpretations are subject to change or modification at any time, which change may have retroactive effect. Such a change in authorities upon which our opinion is based could affect our conclusions reached in rendering this opinion. In addition, this opinion does not apply to certain special classes of taxpayers, including, without limitation, foreign corporations, tax exempt entities, and persons who acquired UPEN Common Stock pursuant to the exercise of employee stock options or rights or otherwise as compensation.

             In connection with the rendering of this opinion, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus forming a part of the Registration Statement filed with the Securities and Exchange Commission by WPS and UPEN in respect of the Merger (the "Registration Statement"), and related documents and other materials as we have deemed relevant to the rendering of our opinion. In addition, we have assumed that we will receive, prior to the Effective Time, representations to be made by WPS and UPEN, in the form attached hereto and we have relied upon the accuracy of the statements contained therein. We have also assumed that all documents we have reviewed are true and accurate, accurately reflect the originals and have been or will be properly executed, and that all actions conducted or to be conducted in connection with the Merger Agreement and the transactions contemplated thereby have been and will be conducted in the manner provided in such document. Further, we have also assumed that the Merger of WPS and UPEN will qualify as a "statutory merger or consolidation" under applicable state laws.

             We are members of the bar of the State of New York and are not admitted to practice law in any other jurisdiction. Accordingly, we express no opinion with respect to the laws of any other jurisdiction other than the federal laws of the United States of America in respect of the opinions set forth herein.

             Based on and subject to the foregoing, it is our opinion that:

        (1) The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. WPS and UPEN will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

        (2) No gain or loss will be recognized by UPEN pursuant to the Merger.

        (3) Each holder of UPEN Common Stock who exchanges those shares solely for shares of WPS Common Stock pursuant to the Merger (the "Exchanging UPEN Shareholders") will not recognize any gain or loss as a result of the Merger.

        (4) The aggregate tax basis of the WPS Common Stock received by each Exchanging UPEN Shareholder will be the same as the aggregate tax basis of the stock exchanged therefor.

        (5) The holding period of the WPS Common Stock received by each Exchanging UPEN Shareholder will include the period for which the stock exchanged therefor was held, provided that such stock is held as a capital asset at the effective time of the Merger.

        Further, we are of the opinion that the statements set forth under the caption "THE MERGER-MATERIAL FEDERAL INCOME TAX CONSEQUENCES" in the Registration Statement and attributed to Reid & Priest LLP, constitute an accurate description, in general terms, of the material United States federal income tax consequences of the Merger. The discussion set forth therein, to the extent attributed to Reid & Priest LLP, reflects the opinion of Reid & Priest LLP.

             Except as set forth above, we express no opinion with respect to the Merger. This opinion is solely for your information and is not to be quoted in whole or in part, summarized or otherwise referred to, nor is it to be filed with or supplied to or relied upon by any governmental agency or other person without our written consent. This opinion is as of the date hereof. We disclaim any responsibility to update or supplement this opinion to reflect any events or state of facts which may hereafter come to our attention, or any changes in statutes or regulations or any other legal authorities which may hereafter occur.

             We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 8(b) to the Registration Statement.


                                      Very truly yours,


                                      REID & PRIEST LLP

                                                 Draft

                            WPS Resources Corporation
                             700 North Adams Street
                                 P.O. Box 19001
                         Green Bay, Wisconsin 54307-9001


                                           [  Date  ]


   Reid & Priest LLP
   40 West 57th Street
   New York, New York 10019
   Attention:  Diana A. Steele


             RE: Agreement and Plan of Merger, By and Between WPS Resources Corporation and Upper Peninsula Energy Corporation Dated as of July 10, 1997


   Gentlemen:

             This letter is furnished to you in connection with the preparation of your tax opinion with respect to certain federal income tax consequences of a merger of WPS Resources Corporation ("WPS") and Upper Peninsula Energy Corporation ("UPEN") which will be consummated pursuant to an Agreement and Plan of Merger, By and Between WPS Resources Corporation and Upper Peninsula Energy Corporation Dated as of July
   10, 1997 (hereinafter the "Merger" and "Merger Agreement" respectively). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

             The following representations of fact are being made to you for use in the preparation of your opinion and it is understood that you will be relying on such representations of fact in delivering your opinion of even date herewith. On the date hereof, the undersigned hereby represents, after due inquiry, that:

        (a) The Merger will be effected in accordance with the terms of the Merger Agreement and in accordance with applicable state corporation laws.

        (b) WPS has no plan or intention to reacquire any of its stock issued in the Merger, provided, however, that WPS will continue to acquire shares of its stock through open market purchases consistant with past practice to satisfy share requirements under its stock investment plan, its employee stock ownership plan and its executive deferred compensation plan.

        (c) Following the Merger, WPS will continue the historic business of UPEN or will use a significant portion of the historic business assets of UPEN in a business.

        (d) WPS presently has no plan or intention to sell or otherwise dispose of any of the UPEN assets acquired in the Merger, except for dispositions made in the ordinary course of business.

        (e) WPS and its shareholders will pay their respective expenses, if any, incurred in connection with the Merger.

        (f) There is no intercorporate indebtedness between WPS and UPEN existing at the Effective Time of the Merger that was issued, acquired, or which will be settled, at a discount.

        (g) WPS is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

        (h) The payment of cash to holders of UPEN Common Stock in the Merger in lieu of issuing fractional shares of WPS Common Stock is solely for the purpose of saving the expense and inconvenience of issuing fractional shares and does not represent separately bargained for consideration.


             The undersigned recognizes that your tax opinion will be based on the representations of facts set forth in this letter.


                                 Very truly yours,


                                 WPS Resources Corporation


                                 By:

                                      Name:
                                      Title:

                                                               DRAFT

                       Upper Peninsula Energy Corporation
                              600 Lake Shore Drive
                               Houghton, MI 49931


                                      [  Date  ]



   Reid & Priest LLP
   40 West 57th Street
   New York, New York 10019
   Attention:  Diana A. Steele



             RE: Agreement and Plan of Merger, By and Between WPS Resources Corporation and Upper Peninsula Energy Corporation Dated as of July 10, 1997


   Gentlemen:

             This letter is furnished to you in connection with the preparation of your tax opinion with respect to certain federal income tax consequences of a merger of WPS Resources Corporation ("WPS") and Upper Peninsula Energy Corporation ("UPEN") which will be consummated pursuant to an Agreement and Plan of Merger, By and Between WPS Resources Corporation and Upper Peninsula Energy Corporation Dated as of July
   10, 1997 (hereinafter the "Merger" and "Merger Agreement" respectively). Unless otherwise defined herein, capitalized terms shall have the meanings ascribed to them in the Merger Agreement.

             The following representations of fact are being made to you for use in the preparation of your opinion and it is understood that you will be relying on such representations of fact in delivering your opinion of even date herewith. On the date hereof, the undersigned hereby represents, after due inquiry, that:

        (i) The Merger will be effected in accordance with the terms of the Merger Agreement and in accordance with applicable state corporation laws.


        (j) The fair market value of the WPS Common Stock received by each holder of UPEN Common Stock will be, at the Effective Time, approximately equal to the fair market value of the UPEN Common Stock surrendered by each holder in exchange therefor pursuant to the Merger. The consideration that will be issued in the Merger to the holders of UPEN Common Stock in exchange for their UPEN Common Stock was determined in arm's length negotiations.

        (k) There is no plan or intention by any holder of UPEN Common Stock who owns five percent (5%) or more of value of the outstanding UPEN Common Stock, and to the best of the knowledge of the management of UPEN, there is no plan or intention on the part of any remaining holder of UPEN Common Stock to sell, exchange or otherwise dispose of a number of shares of WPS Common Stock received in the Merger that would reduce the UPEN shareholders' ownership of WPS Common Stock received in the Merger to a number of shares having a value, as of the Effective Time, of less than fifty percent (50%) of the value of all of the formerly outstanding UPEN Common Stock as of the same date. For purposes of this representation, shares of UPEN Common Stock surrendered by dissenters will be considered outstanding UPEN Common Stock as of the Effective Time. Moreover, stock which is (i) sold, redeemed, cancelled or otherwise disposed of prior or subsequent to and as part of the overall transaction, and (ii) exchanged for cash in lieu of fractional shares of WPS Common Stock, will be considered in making this representation.

        (l) The payment of cash to holders of UPEN Common Stock in the Merger in lieu of issuing fractional shares of WPS Common Stock is solely for the purpose of saving the expense and inconvenience of issuing fractional shares and does not represent separately bargained for consideration.

        (m) On the date of the Merger, the fair market value of the assets of UPEN to be transferred to WPS will exceed the sum of the liabilities to be assumed by WPS, plus the amount of liabilities, if any, to which the assets to be transferred are subject.

        (n) The liabilities of UPEN assumed by WPS and the liabilities to which the transferred assets of UPEN are subject were incurred by UPEN in the ordinary course of its business.

        (o) The compensation that will be paid to any of the UPEN employees who become employees of WPS following the Merger, including compensation paid pursuant to any employment, severance or "stay-on bonus" agreements, will not be a part of the consideration paid to the UPEN shareholders in exchange for their UPEN Common Stock, and will be commensurate in each instance with the services rendered or to be rendered by such employees. In addition, none of the WPS Common Stock that will be issued in the Merger in respect of any stock of UPEN to any shareholder who is also an employee of UPEN will represent separate consideration attributable to any compensation owed to such shareholder-employee.

        (p) UPEN and its shareholders will each pay their respective expenses, if any, incurred in connection with the Merger.

        (q) There is no intercorporate indebtedness between WPS and UPEN existing at the Effective Time of the Merger that was issued, acquired, or which will be settled, at a discount.

        (r) UPEN is not an investment company as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

             The undersigned recognizes that your tax opinion will be based on the facts and representations set forth in this letter.

                                 Very truly yours,

                                 Upper Peninsula Energy Corporation

                                 By:___________________________
                                      Name:
                                      Title: